As filed with the Securities and Exchange Commission on April 16, 2008.

File Number 333-147845

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective
Amendment No. 1 to Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CRDENTIA CORP.

(Exact name of issuer as specified in its charter)

Delaware	7361	76-0585701
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Crdentia Corp.

5001 LBJ Freeway, Suite 850

Dallas, TX 75244

(972) 850-0780

(Address, including zip code, and telephone number, including area code, of registrant’s principal place of business)

James J. TerBeest

Chief Financial Officer

5001 LBJ Freeway, Suite 850

Dallas, TX 75244

(972) 850-0780

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copy to:

Steven G. Rowles, Esq.
J. Nathan Jensen, Esq.

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, CA 92130-2040

(858) 720-5100

Approximate date of commencement of proposed sale to the public.  From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) MAY DETERMINE.

The information in this prospectus is not complete and may be changed without notice.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted

Subject to completion

Dated April 16, 2008

PRELIMINARY PROSPECTUS

7,533,333 Shares

This prospectus relates to the resale of up to 7,533,333 shares of common stock.  All of the shares, when sold, will be sold by the selling stockholders identified in this prospectus and any prospectus supplement.  The selling stockholders may sell their common stock from time to time at prevailing market prices.  We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board, under the symbol “CRDT.”  On April 9, 2008, the last sale price for our common stock on the OTC Bulletin Board was $0.19.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.  None of the proceeds from the sale of common stock by the selling stockholders will be placed in escrow, trust or any similar account.  There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering other than customary brokerage and sales commission.  Selling stockholders will pay no offering expenses other than those expressly identified in this prospectus.

This offering is highly speculative and these securities involve a high degree of risk.  You should purchase shares only if you can afford a complete loss.  See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2008.

Please read this prospectus (including the information incorporated by reference herein) carefully.  It describes our business, our financial condition and results of operations.  We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely on the information contained in, and incorporated by reference into, this prospectus.  We have not authorized anyone to provide you with information different from that contained in, and incorporated by reference into, this prospectus.  The information contained in, and incorporated by reference into, this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, and incorporated by reference into, this prospectus.  It does not contain all of the information that is important to you.  You should read this entire prospectus (including the material incorporated by reference into this prospectus) carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and related notes, before deciding to invest in shares of our common stock.  Unless context indicates otherwise, the terms “the Company”, “we”, “us”, or “our” in this prospectus refer to Crdentia Corp.

General

We are a provider of healthcare staffing services, focusing on the areas of travel nursing, per diem staffing, contractual clinical services, physician staffing, allied services and private duty home care. Our travel nurses are recruited domestically as well as internationally, and placed on temporary assignments at healthcare facilities across the United States, with a particular emphasis on the Sun Belt region of the United States. Our per diem nurses are local nurses placed at healthcare facilities on short-term assignments. Our contractual clinical services group provides complete clinical management and staffing for healthcare facilities. Our physicians contract with us to perform medical services for healthcare organizations for a specified length of time. Our allied services primarily consist of diagnostic imaging, respiratory, laboratory, therapies and administrative modalities and our private duty home care group provides nursing case management and staffing for skilled and non-skilled care in the home. We consider the different services described above to be one segment as each of these services relate solely to providing healthcare staffing to customers that are healthcare providers and utilize similar distribution methods, common systems, databases, procedures, processes and similar methods of identifying and serving these customers.

In 2006 and 2007, approximately 29% and 13%, respectively, of our revenue was derived from the placement of travel nurses on assignment, typically 13 weeks in length.  Such assignments generally involve temporary relocation to the geographic area of the assignment.  We also provide per diem nurses to satisfy the very short-term needs of healthcare facilities.  Per diem services provided 57% of our revenue in 2006 and 68% of our revenue in 2007.  The shift in mix to less travel business in 2007 (and correspondingly more per diem business in 2007) is due to the loss of travel customers related to litigation surrounding one of our prior acquisitions. The balance of our revenue in each of the years came from providing clinical management and staffing to healthcare facilities, private duty home care, locum tenens revenue and allied services. We anticipate there are growth opportunities in these areas and intend to pursue such opportunities as they arise. Historically, most of our customers have been acute care hospitals located throughout the continental United States.

With the existing and growing shortage of nurses in the United States, we believe there is an opportunity to build a significant company in the field of healthcare staffing services.  We intend to pursue this opportunity through organic growth of our existing businesses and through the continued acquisition of complementary companies in this sector.  We believe that temporary staffing companies must consolidate in order to thrive.  The success of the large industry leaders is indicative of the efficiency, both in operations as well as capital formation, of this strategy.  Smaller companies in this sector will increasingly be at a competitive disadvantage in the marketplace because technology, operating efficiency and breadth of service will soon be the key to successful operations.

Growth Strategy

We did not have any revenue in 2003 until we completed our first acquisition in August 2003.  During 2003, we pursued our operational plan of acquiring companies in the healthcare staffing field and completed acquisitions of four companies.  We purchased two companies in 2004, three companies in 2005, one company in 2006 and two companies in 2007.  We have contracted with more than 2,300 healthcare facilities across 49 U.S. states and the District of Columbia. We anticipate continuing our plan to acquire specialized companies in the healthcare staffing field for the foreseeable future.

Corporate Information

We were incorporated under the laws of the State of Delaware on November 10, 1997 under the name of Digivision International, Ltd.  Our name was changed to Lifen, Inc. on June 22, 2000 and to Crdentia Corp. on May 28, 2003.  Our principal executive offices are located at 5001 LBJ Freeway, Suite 850, Dallas, Texas 75244 and our telephone number is (972) 850-0780.  This prospectus and any prospectus supplements issued in relation to it contain trademarks of Crdentia Corp. and its affiliates and may contain trademarks, trade names and service marks of other parties.

THE OFFERING

Common stock offered by selling stockholders	7,533,333
Common stock outstanding(1)	50,023,796
Percentage of outstanding common stock being registered in this offering	15.1%
Use of proceeds	We will not receive any proceeds from the sale of the common stock.
OTC Bulletin Board Symbol	CRDT

(1)                                  As of March 31, 2008.

ISSUANCES OF COMMON STOCK

The shares of common stock being offered by the selling stockholders were issued by us in the following transaction:

October and November 2007 Private Placement

On October 26, 2007, we entered into and completed an initial closing on a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors for the private placement of 15,666,667 shares of common stock at a price of $0.30 per share and warrants to purchase up to 7,833,333 shares of common stock, for aggregate proceeds of $4,700,000. On November 13, 2007, we entered and completed a second closing of the Purchase Agreement with certain investors for the private placement of 3,500,000 shares of common stock at a price of $0.30 per share and warrants to purchase up to 1,750,000 shares of common stock for aggregate proceeds of $1,050,000 (collectively with the October 26, 2007 first closing of the Purchase Agreement, the “Private Placement”). The warrants are immediately exercisable, have an exercise price of $0.35 per share and have a five year term. The shares have been and will be issued in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. We also entered into a Registration Rights Agreement with the investors, pursuant to which we have agreed to cause a resale registration statement covering the shares sold pursuant to the Purchase Agreement and the shares issuable upon exercise of the warrants to be filed within 30 days after the closing date.  Effective November 30, 2007, the Registration Rights Agreement was amended to eliminate the requirement that the shares issuable upon exercise of the warrants be covered by a registration statement.  In addition, on November 30, 2007, C. Fred Toney, MedCap Partners LP, MedCap Master Fund LP and FatBoy Capital, L.P. waived the requirement that the shares purchased by them in the Private Placement be covered by this registration statement.

The proceeds from the Private Placement were used to finance our acquisitions of ATS Universal, LLC and Medical People Healthcare Services, Inc., which closed on October 29, 2007 and November 14, 2007, respectively.

C. Fred Toney, the Chairman of our board of directors, is the managing member of MedCap Management and Research LLC, the general partner of MedCap Partners LP and MedCap Master Fund LP.  Mr. Toney, individually and through affiliated entities, invested $1,850,000 in the Private Placement, for a total of 6,166,667 shares of common stock and warrants to purchase 3,083,333 shares of common stock. Mr. Toney abstained from the board of directors’ vote in favor of the Private Placement. The affiliated entities advanced $470,000 of funds during September 2007, which were credited towards their investment in the Private Placement.  All of the participants in the Private Placement other than FatBoy Partners, L.P, Mr. Toney, MedCap Partners LP and MedCap Master Fund LP, are identified as selling stockholders in this prospectus.

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  You should consider carefully the following information about the risks described below, together with the other information contained in, and incorporated by reference into, this prospectus before you decide whether to buy our common stock.  If any of the following risks actually occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected.  In those circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Our independent registered public accounting firm issued a going concern opinion on our financial statements, questioning our ability to continue as a going concern.

Our independent registered public accounting firm’s opinion on our 2007 financial statements includes an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern.  Since our inception, we have operated with limited operating capital, and we continue to face immediate and substantial cash needs.  We have limited cash resources and will need to raise additional capital through public or private financings or other arrangements in order to meet current commitments and continue development of our business.  We will need to raise between $1,000,000 and $3,000,000 of additional funds during the next twelve months to satisfy working capital and debt service needs, and $750,000 of this will be needed in the second calendar quarter of 2008.  We cannot assure you that additional capital will be available to us when needed, if at all, or, if available, will be obtained on terms attractive to us.  If we are not successful in raising capital in the short-term we could be unable to meet payroll costs.  Failure to raise additional capital when needed could cause us to cease our operations.

We have financed our operations since inception primarily through the private placement of equity and debt securities and loan facilities.  Although we will need to raise funds in the near future, there can be no assurance that we will be successful in consummating any fundraising transaction, or if we do consummate such a transaction, that its terms and conditions will not require us to give investors warrants or other valuable rights to purchase additional interest in our company, or be otherwise unfavorable to us.  Among other things, the agreements under which we issued some of our existing securities include, and any securities that we may issue in the future may also include, terms that could impede our ability to raise additional funding.  Our projected cash needs are based on management’s current assumptions regarding our business, including some degree of organic growth.  This growth may not materialize and our assumptions could prove to be inaccurate.  We have been inaccurate in projecting our growth and related cash needs in the past.  The issuance of additional securities could impose additional restrictions on how we operate and finance our business.  In addition, our current debt financing arrangements involve significant interest expense and restrictive covenants that limit our operations.

We have a history of losses, and we may not achieve or maintain profitability.

We have experienced operating and net losses in each fiscal quarter since our inception, and as of December 31, 2007, we had an accumulated deficit of $134.8 million.  We incurred a net loss of $15.5 million for the year ended December 31, 2007.  We will need to increase revenues and reduce operating expenses to achieve profitability, and we may not be able to do so.  Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.  Our management may not be able to accurately project or give any assurance with respect to our ability to control development and operating costs and/or expenses in the future.  Consequently, as we expand our commercial operations, management may not be able to control costs and expenses adequately, and such operations may generate losses.  If our operating expenses exceed our expectations, our financial performance will be adversely affected.  Our failure to achieve and sustain profitability would negatively impact the market price of our common stock.

We may face difficulties identifying acquisitions and integrating these acquisitions into our operations.  These acquisitions may be unsuccessful, involve significant cash expenditures or expose us to unforeseen liabilities.

We continually evaluate opportunities to acquire healthcare staffing companies that complement or enhance our business and frequently have preliminary acquisition discussions with such companies.  Since 2003, we have acquired twelve businesses.  These acquisitions involve numerous risks, including:

•                  potential loss of revenues following the acquisition;

•                  difficulties integrating acquired personnel and distinct cultures into our business;

•                  difficulties integrating acquired companies into our operating, financial planning and financial reporting systems;

•                  diversion of management attention from existing operations;

•                  loss of required personnel to competitive businesses and a corresponding loss of clients; and

•                  assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with healthcare regulations.

These acquisitions may also involve significant cash expenditures, debt incurrence and integration expenses that could seriously harm our financial condition and results of operations.  We may fail to achieve expected efficiencies and synergies.  Any acquisition may ultimately have a negative impact on our business and financial condition.  We may have difficulty in successfully completing planned acquisitions, which could result in significant cash expenditures for legal and accounting services and take up significant time and attention of management.

There is a limited public market for our common stock, and the trading price of our common stock is subject to volatility.

The quotation of shares of our common stock on the OTC Bulletin Board began in 2003.  There can be no assurances that an active public market will develop or continue for our common stock.  The trading price of our common stock is subject to significant fluctuations.  Factors affecting the trading price of our common stock may include:

•                  variations in our financial results;

•                  announcements of innovations, new solutions, strategic alliances or significant agreements by us or by our competitors;

•                  recruitment or departure of key personnel;

•                  changes in estimates of our financial results or changes in the recommendations of any securities analysts that elect to follow our common stock;

•                  market conditions in our industry, the industries of our customers and the economy as a whole; and

•                  sales of substantial amounts of our common stock, or the perception that substantial amounts of our common stock will be sold, by our existing stockholders in the public market.

Our need to raise additional capital in the future could have a dilutive effect on your investment.

Based on current cash flow projections which contain revenue growth from current operations, we anticipate needing to raise additional capital in the future in order for us to continue to operate our business.  We will need to raise between $1,000,000 and $3,000,000 of additional funds during the next twelve months to satisfy working capital and debt service needs, and $750,000 of this will be needed during the second calendar quarter of 2008.  Since the beginning of 2007, we have raised $4.9 million through the sale of common stock at $0.60 per share in eleven closings of a private placement and $5.7 million through the sales of common stock at $0.30 per share in two closings of the private placement.  We may raise additional capital through the public or private sale of common stock or securities convertible into or exercisable for our common stock.  Such sales could be consummated at a significant discount to the trading price of our stock.

If we sell additional shares of our common stock, such sales will further dilute the percentage of our equity that our existing stockholders own.  In addition, private placement financings could involve the issuance of securities at a price per share that represents a discount to the trading prices listed for our common stock on the OTC Bulletin Board.  Further, debt and equity financings may involve the issuance of dilutive warrants.  Depending upon the price per share of securities that we sell in the future, a stockholder’s interest in us will be further diluted by any adjustments to the number of shares and the applicable exercise price required pursuant to the terms of the agreements under which we previously issued securities.  No assurance can be given that previous or future investors, finders or placement agents will not claim that they are entitled to additional anti-dilution adjustments or dispute the calculation of any such adjustments.  Any such claim or dispute could require us to incur material costs and expenses regardless of the resolution and, if resolved unfavorably to us, to affect dilutive securities issuances or adjustments to previously issued securities.  In addition, future financings may include provisions requiring us to make additional payments to the investors if we fail to obtain or maintain the effectiveness of SEC registration statements by specified dates or take other specified action.  Our ability to meet these requirements may depend on actions by regulators and other third parties, over which we will have no control.  These provisions may require us to make payments or issue additional dilutive securities, or could lead to costly and disruptive disputes.  In addition, these provisions could require us to record additional non-cash expenses.

Our credit facility imposes significant expenses on us and we could incur significant additional expenses in the event of default.

In February 2008, we entered into a $10.2 million refinancing with ComVest Capital LLC (the “Credit Facility”).  In connection with our entry into this debt refinancing with ComVest, we terminated our existing revolving credit facility with Systran Financial Services Corporation and repaid our outstanding debt obligations to Comerica Bank.  The ComVest Credit Facility involves significant interest expense and contains financial covenants with which we must comply.  The Credit Facility is comprised of a two-year $5.2 million Revolving Credit Note, bearing interest at the greater of the Prime Rate plus 2% or 8.5%, and two separate three-year term loans, each amounting to $2.5 million and bearing annual interest at 12.5%.  Upon the occurrence of certain events of default, ComVest may immediately collect any obligation under the Credit Facility and may increase interest rates to much higher default rates.  Our failure to pay required interest expenses and other fees or to otherwise satisfy the terms of this Credit Facility would have a material adverse affect on us.

The agreements governing the convertible debentures contain covenants and restrictions that may limit our ability to operate our business.

The terms of our 2006 convertible debentures limit our ability to, among other things, declare or pay dividends or distributions on any equity securities, create or incur additional indebtedness, create additional liens on our assets and repurchase common stock.  These restrictions could adversely affect our ability to borrow additional funds or raise additional equity to fund our future operations.  In addition, if we fail to comply with any of the covenants contained in the agreements or otherwise default on the convertible debentures, the holders may accelerate the indebtedness, and we may not have sufficient funds available to make the required payments.

MedCap Partners L.P. controls a significant amount of our outstanding capital stock, and this may delay or prevent a change of control of the company or adversely affect our stock price.

MedCap Partners L.P. and MedCap Master Fund L.P. (the “MedCap Funds”) control a significant portion of our outstanding capital stock.  In addition, C. Fred Toney, Chairman of our board of directors, is the managing member of MedCap Management & Research LLC, the general partner of the MedCap Funds.  MedCap is able to exercise influence over matters requiring stockholder approval, such as the election of directors and the approval of significant corporate transactions, including transactions involving an actual or potential change of control of the company or other transactions that the non-controlling stockholders may deem to be in their best interests and in which such stockholders could receive a premium for their shares.

We incur significant costs as a result of operating as a public company, and our management is required to devote substantial time to comply with public company regulations.

As a public company, we incur significant legal, accounting and other expenses that we would not otherwise incur if we were a private company.  In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC have imposed various requirements on public companies, including changes in corporate governance practices.  The Sarbanes-Oxley Act requires us to maintain effective disclosure controls and procedures and internal controls for financial reporting.  In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, significant resources and management oversight are required.  Our management and other personnel need to devote a substantial amount of time to these requirements.  We have limited internal financial and accounting resources, and these resources may not be sufficient to support our required compliance with these rules and regulations.  Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly.

In addition, we must now perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.  Our compliance with Section 404 requires that we incur substantial expense and expend significant management efforts.  If we identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities.

If we do not continue to attract and retain key employees our business could suffer.

We are dependent upon the personal efforts of our management team.  The loss of any of our officers or directors could have a material adverse effect upon our business and future prospects.  In particular, we depend on our Chief Executive Officer, John Kaiser.  We do not presently have key-person life insurance upon the life of any of our officers or directors.  Additionally, as we continue our planned expansion of commercial operations, we will require the services of additional skilled personnel.  There can be no assurance that we can attract persons with the requisite skills and training to meet our future needs or, even if such persons are available, that they can be hired on terms favorable to us.

Our success also depends on our ability to attract and retain qualified and skilled sales personnel who engage in selling and business development for our services.  The available pool of qualified sales personnel candidates is limited.  We commit substantial resources to the recruitment, training, development and operational support of our sales personnel.  There can be no assurance that we will be able to recruit, develop and retain qualified sales personnel in sufficient numbers or that our sales personnel will achieve productivity levels sufficient to enable growth of our business.  Failure to attract and retain productive sales personnel could adversely affect our business, financial condition and results of operations.

If we are unable to attract qualified nurses and healthcare professionals for our healthcare staffing business, our business could be negatively impacted.

We rely significantly on our ability to attract and retain nurses and healthcare professionals who possess the skills, experience and licenses necessary to meet the requirements of our hospital and healthcare facility clients.  We compete for healthcare staffing personnel with other temporary healthcare staffing companies and with hospitals and healthcare facilities.  We must continually evaluate and expand our temporary healthcare professional network to keep pace with our hospital and healthcare facility clients’ needs.  Currently, there is a shortage of qualified nurses in most areas of the United States, competition for nursing personnel is increasing, and salaries and benefits have risen.  We may be unable to continue to increase the number of temporary healthcare professionals that we recruit, decreasing the potential for growth of our business.  Our ability to attract and retain temporary healthcare professionals depends on several factors, including our ability to provide temporary healthcare professionals with assignments that they view as attractive and to provide them with competitive benefits and wages.  We cannot assure you that we will be successful in any of these areas.  The cost of attracting temporary healthcare professionals and providing them with attractive benefit packages may be higher than we anticipate and, as a result, if we are unable to pass these costs on to our hospital and healthcare facility clients, our losses could increase.  Moreover, if we are unable to attract and retain temporary healthcare professionals, the quality of our services to our hospital and healthcare facility clients may decline and, as a result, we could lose clients.

The temporary staffing industry is highly competitive and the success and future growth of our business depends upon our ability to remain competitive in obtaining and retaining temporary staffing clients.

The temporary staffing industry is highly competitive and fragmented, with limited barriers to entry.  We compete in national, regional and local markets with full-service agencies and in regional and local markets with specialized temporary staffing agencies.  Some of our competitors include AMN Healthcare Services, Inc., Cross Country, Inc., Medical Staffing Network Holdings, Inc. and On Assignment, Inc.  All of these companies have significantly greater marketing and financial resources than we do.  Our ability to attract and retain clients is based on the value of the service we deliver, which in turn depends principally on the speed with which we fill assignments and the appropriateness of the match based on clients’ requirements and the skills and experience of our temporary employees.  Our ability to attract skilled, experienced temporary professionals is based on our ability to pay competitive wages, to provide competitive benefits, to provide multiple, continuous assignments and thereby increase the retention rate of these employees.  To the extent that competitors seek to gain or retain market share by reducing prices or increasing marketing expenditures, we could lose revenues and our margins could decline, which could seriously harm our operating results and cause the trading price of our stock to decline.  As we expand into new geographic markets, our success will depend in part on our ability to gain market share from competitors.  We expect competition for clients to increase in the future, and the success and growth of our business depends on our ability to remain competitive.

Our business depends upon our continued ability to secure and fill new orders from our hospital and healthcare facility clients, because we do not have long-term agreements or exclusive contracts with them.

We generally do not have long-term agreements or exclusive guaranteed order contracts with our hospital and healthcare facility clients.  The success of our business depends upon our ability to continually secure new orders from hospitals and other healthcare facilities and to fill those orders with our temporary healthcare professionals.  Our hospital and healthcare facility clients are free to place orders with our competitors and may choose to use temporary healthcare professionals that our competitors offer them.  Therefore, we must maintain positive relationships with our hospital and healthcare facility clients.  If we fail to maintain positive relationships with our hospital and healthcare facility clients, we may be unable to generate new temporary healthcare professional orders and our business may be adversely affected.

Depressed economic conditions, such as increasing unemployment rates and low job growth, could also negatively influence our ability to secure new orders and contracts from clients.  In times of economic downturn, permanent healthcare facility staff may be more inclined to work overtime and less likely to leave their positions, resulting in fewer available vacancies and less demand for our services.  Fewer placement opportunities for our temporary healthcare professionals impairs our ability to recruit and place temporary healthcare professionals and our revenues may decline as a result of this constricted demand and supply.

Fluctuations in patient occupancy at our clients’ hospitals and healthcare facilities and/or nurse turnover rates may adversely affect the demand for our services and therefore the profitability of our business.

Demand for our temporary healthcare staffing services is significantly affected by the general level of patient occupancy at our hospital and healthcare clients’ facilities.  When occupancy increases, hospitals and other healthcare facilities often add temporary employees before full-time employees are hired.  As occupancy decreases, hospitals and other healthcare facilities typically reduce their use of temporary employees before undertaking layoffs of their regular employees.  In addition, we may experience more competitive pricing pressure during periods of occupancy downturn.  Occupancy at our clients’ hospitals and healthcare facilities also fluctuates due to the seasonality of some elective procedures.  We are unable to predict the level of patient occupancy at any particular time and the effect on our revenues and earnings.

We could be difficult to acquire due to anti-takeover provisions in our charter documents and Delaware law.

Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of us.  These provisions may make it more difficult for stockholders to take corporate actions and may have the effect of delaying or preventing a change in control.  We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law.  Subject to specified exceptions, including the approval of the transaction by the board of directors or the corporation’s stockholders, this section provides that a corporation may not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder.  This provision could have the effect of delaying or preventing a change of control of us.  These factors could limit the price that investors or an acquirer may be willing to pay in the future for shares of our common stock.

We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.

The healthcare industry is subject to extensive and complex federal and state laws and regulations related to professional licensure, conduct of operations, payment for services and payment for referrals.  If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions or cease and desist orders.

Except as noted below, our business is generally not subject to the extensive and complex laws that apply to our hospital and healthcare facility clients, including laws related to Medicare, Medicaid and other federal and state healthcare programs.  However, these laws and regulations could indirectly affect the demand or the prices paid for our services.  For example, our hospital and healthcare facility clients could suffer civil or criminal penalties or be excluded from participating in Medicare, Medicaid and other healthcare programs if they fail to comply with the laws and regulations applicable to their businesses.  In addition, our hospital and healthcare facility clients could receive reduced reimbursements, or be excluded from coverage, because of a change in the rates or conditions set by federal or state governments.  In turn, violations of or changes to these laws and regulations that adversely affect our hospital and healthcare facility clients could also adversely affect the prices that these clients are willing or able to pay for our services.

As a result of our acquisition of ATS Universal in October 2007, we are reimbursed under Medicaid programs for a portion of the services we provide, and are subject to the complex and extensive laws relating to those programs.  Adverse changes in Medicaid reimbursement rates may harm our business. Further, we could suffer civil and/or criminal penalties and/or be excluded from participating in Medicaid and other healthcare programs if we fail to comply with the applicable laws and regulations.

We are also subject to certain laws and regulations applicable to healthcare staffing agencies and general temporary staffing services.  Like all employers, we must also comply with various laws and regulations relating to pay practices, workers compensation and immigration.

In addition, improper actions by our employees and other service providers may subject us to regulatory and litigation risk.

Further government regulations or healthcare reform could negatively impact our business opportunities, revenues and margins.

Although our operations are not currently subject to any significant government regulations, it is possible that, in the future, such regulations may be created.  Although we cannot predict the likelihood or extent of such future regulations, the possibility exists that future unforeseen changes may have an adverse impact on our ability to continue or expand our operations as presently planned.

The United States government has undertaken efforts to control increasing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and drug companies.  In the recent past, the United States Congress has considered several comprehensive healthcare reform proposals.  The proposals were generally intended to expand healthcare coverage for the uninsured and reduce the growth of total healthcare expenditures.  While Congress did not adopt any comprehensive reform proposals, members of Congress may raise similar proposals in the future.  If any of these proposals are approved, hospitals and other healthcare facilities may react by spending less on healthcare staffing, including nurses.  If this were to occur, we would have fewer business opportunities, which could seriously harm our business.

State governments have also attempted to control increasing healthcare costs.  For example, the State of Massachusetts has recently implemented a regulation that limits the hourly rate payable to temporary nursing agencies for registered nurses, licensed practical nurses and certified nurses’ aides.  The State of Minnesota has also implemented a statute that limits the amount that nursing agencies may charge nursing homes.  Other states have also proposed legislation that would limit the amounts that temporary staffing companies may charge.  Any such current or proposed laws could seriously harm our business, revenues and margins.

Furthermore, third party payers, such as health maintenance organizations, increasingly challenge the prices charged for medical care.  Failure by hospitals and other healthcare facilities to obtain full reimbursement from those third party payers could reduce the demand or the price paid for our staffing services.

Significant legal actions could subject us to substantial uninsured liabilities.

In recent years, healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories.  Many of these actions involve large claims and significant defense costs.  In addition, we may be subject to claims related to torts or crimes committed by our employees or temporary healthcare professionals.  In some instances, we are required to indemnify our clients against some or all of these risks.  A failure of any of our employees or healthcare professionals to observe our policies and guidelines intended to reduce these risks, or to observe relevant client policies and guidelines or applicable federal, state or local laws, rules and regulations, could result in negative publicity, payment of fines or other damages.  Our professional malpractice liability insurance and general liability insurance coverage may not cover all claims against us or continue to be available to us at a reasonable cost.  If we are unable to maintain adequate insurance coverage or if our insurers deny coverage we may be exposed to substantial liabilities.

We may be legally liable for damages resulting from our hospital and healthcare facility clients’ mistreatment of our healthcare personnel.

Because we are in the business of placing our temporary healthcare professionals in the workplaces of other companies, we are subject to possible claims by our temporary healthcare professionals alleging discrimination, sexual harassment, negligence and other similar activities by our hospital and healthcare facility clients.  The cost of defending such claims, even if groundless, could be substantial and the associated negative publicity could adversely affect our ability to attract and retain qualified healthcare professionals in the future.

We have a substantial amount of goodwill and other intangible assets on our balance sheet.  Our level of goodwill and other intangible assets may have the effect of decreasing our earnings or increasing our losses.

As of December 31, 2007, we had $16.3 million of goodwill and other unamortized intangible assets on our balance sheet, which represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired.  At December 31, 2007, goodwill and other intangible assets represented 66% of our total assets.  An impairment charge of goodwill to earnings would have the effect of decreasing our earnings or increasing our losses, as the case may be.  If we are required to write down a substantial amount of goodwill, our stock price could be adversely affected.  As a result of the loss of customer base in some operations, the closure or sale of certain operations, our impairment analysis of goodwill required a charge for impairment of goodwill of $10.0 million in 2006 and $3.1 million in 2007.  We also lost certain customer relationships that were obtained with the TravMed acquisition which necessitated a write-down of $123,000 in 2006 related to intangibles assigned to these customer relationships.

Demand for medical staffing services is significantly affected by the general level of economic activity and unemployment in the United States.

When economic activity increases, temporary employees are often added before full-time employees are hired.  However, as economic activity slows, many companies, including our hospital and healthcare facility clients, reduce their use of temporary employees before laying-off full-time employees.  In addition, we may experience more competitive pricing pressure during periods of economic downturn.  Therefore, any significant economic downturn could have a material adverse impact on our financial position and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the material incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), availability of temporary professionals, financing, revenue, operations, and compliance with applicable laws.  Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement.  Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the preceding paragraphs.  All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement.  Market data used in information incorporated by reference into this prospectus, including information relating to our relative position in the independent staffing industry, is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.  Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

USE OF PROCEEDS

All net proceeds from the disposition of the common shares covered by this prospectus or interests therein will go to the selling stockholders.  We will not receive any proceeds from the disposition of the common stock or interests therein by the selling stockholders.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business.  We do not expect to pay any cash dividends in the foreseeable future.  The decision whether to pay cash dividends on our common stock will be made by our Board of Directors, in its discretion, and will depend on our financial condition, operating results, capital requirements and other factors that our Board of Directors considers significant.  In addition, the terms of the documents relating to our outstanding debt limit our ability to pay dividends.

SELLING STOCKHOLDERS

The following table sets forth, as of March 31, 2008, the names of the selling stockholders, the number of shares of our common stock beneficially owned by such selling stockholders before and after this offering, and the number of shares that may be offered pursuant to this prospectus.  This information is based on information provided by or on behalf of the selling stockholders and, with regard to the beneficial holdings of the selling stockholders, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of the selling stockholders.  The selling stockholders and holders listed in any supplement to this prospectus, and any transferors, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares or interests therein.  Any supplement to this prospectus may contain additional or varied information about the selling stockholder and/or additional holders, and any of their transferors, pledgees, donees or successors, the names of natural persons with voting or investment control over the shares covered hereby, and the aggregate amount of the shares offered that is beneficially owned by each person.  This information will be obtained from the selling stockholder and/or additional holders.

Shares listed under the column “Shares Offered by this Prospectus” represent the number of shares that may be sold by the selling stockholders pursuant to this prospectus.  Pursuant to Rule 416 of the Securities Act of 1933, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock split, stock dividend, or similar transaction which results in an increase in the number of outstanding shares of our common stock.

The information under the heading “Shares Beneficially Owned After the Offering” assumes the selling stockholder sells all of its shares covered hereby to unaffiliated third parties, that the selling stockholders will acquire no additional Crdentia Corp. common stock prior to the completion of this offering, and that any other shares of our common stock beneficially owned by the selling stockholders will continue to be beneficially owned.  The selling stockholders may dispose of all, part or none of their shares.

For purposes of the table below, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares.  Shares of common stock subject to options, warrants or issuable upon conversion of convertible securities currently exercisable or exercisable within 60 days from March 31, 2008 are deemed outstanding for computing the percentage ownership of the person holding the options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock in transactions exempt from the registration requirements of the Securities Act of 1933 since the date on which it provided to us the information regarding its shares of common stock.

No selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

	Shares Beneficially Owned Prior to the Offering		Shares Offered by	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percent(1)	this Prospectus	Number	Percent

Black Forest International, LLC(2) c/o BGCU, LLC 2038 Corte del Nogal, Suite 1100 Carlsbad, CA 92011	2,523,248 (3)	5.0	833,333	1,689,915 (3)	3.35

Catalysis Partners, LLC(4) c/o Francis Capital Management 429 Santa Monica Blvd., Suite 320 Santa Monica, CA 90401	361,666	(5) *	180,000	181,666	(5) *

	Shares Beneficially Owned Prior to the Offering			Shares Offered by	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent(1)	this Prospectus	Number		Percent

Catalysis Offshore, Ltd. (4) c/o Francis Capital Management 429 Santa Monica Blvd., Suite 320 Santa Monica, CA 90401	305,000	(6)	*	153,333	151,667	(6)	*

Intertec Healthcare Partners, L.P.(7) c/o Intertec Group 5980 Horton Street, Suite 390 Emeryville, CA 94608	1,325,000	(8)	2.47	833,333	491,667	(8)	*

Sandra L. Jones Revocable Trust c/o Sandra L. Jones 930 Tahoe Blvd., Suite 802-193 Incline Village, NV 89451	834,127	(9)	1.66	333,333	500,794	(9)	*

H. William Kuni Trust c/o H. William Kuni 450 Arenas Street La Jolla, CA 92037	330,395	(10)	*	200,000	130,395	(10)	*

Latin Healthcare Investments, LLC(11) c/o William Chase 30 Nagos Park, Suite 210 Acton, MA 01720	3,975,000	(12)	7.72	2,500,000	1,475,000	(12)	2.86

Patrick Latteral Living Trust c/o Crdentia Corp. 5001 LBJ Freeway, Suite 850 Dallas, TX 75244	500,000	(13)	*	333,333	166,667	(13)	*

Jeffrey Peterson 4354 Harriet Avenue South Minneapolis, MN 55409	250,000	(14)	*	166,667	83,333	(14)	*

Norman C. Roberts Trust(15) 2810 Hidden Valley Road La Jolla, CA 92037	1,000,000	(16)	1.99	333,333	666,667	(16)	1.33

Valens Offshore SPV I, Ltd. (17) c/o Valens Capital Management, LLC 335 Madison Avenue, 10th Floor New York, NY 10017	2,500,000	(18)	4.92	1,666,667	833,333	(18)	1.64

*              Less than one percent.

(1)           Percentage ownership is based on 50,023,796 shares of our common stock outstanding as of March 31, 2008.

(2)           WSITE International Foundation and Fundacion De Las Mercedes have voting and dispositive power on behalf of Black Forest International, LLC.

(3)           Includes 416,667 shares issuable pursuant to immediately exercisable warrants.

(4)           John P. Francis has voting and dispositive power on behalf of Catalysis Partners, LLC and Catalysis Offshore, Ltd.

(5)           Includes 90,000 shares issuable pursuant to immediately exercisable warrants.

(6)           Includes 76,667 shares issuable pursuant to immediately exercisable warrants.

(7)           Intertec Healthcare Partners, L.P. is managed by Intertec Health Management LLC.  Ruediger Naumann-Etienne has voting and investment power over the securities.

(8)           Includes 491,667 shares issuable pursuant to immediately exercisable warrants.

(9)           Includes 166,667 shares issuable pursuant to immediately exercisable warrants and 138,334 shares issuable pursuant to options exercisable within 60 days of March 31, 2008.

(10)         Includes 100,000 shares issuable pursuant to immediately exercisable warrants.

(11)         Raymond J. Dunn, III has voting and dispositive power on behalf of Latin Healthcare Investments, LLC.

(12)         Includes 1,475,000 shares issuable pursuant to immediately exercisable warrants.

(13)         Includes 166,667 shares issuable pursuant to immediately exercisable warrants.

(14)         Includes 83,333 shares issuable pursuant to immediately exercisable warrants.

(15)         Norman Roberts has voting and dispositive power on behalf of the Norman C. Roberts Trust.

(16)         Includes 166,667 shares issuable pursuant to immediately exercisable warrants.

(17)         Valens Offshore SPV I, Ltd. is managed by Valens Capital Management, LLC (“VCM”). Eugene Grin and David Grin, through other entities, are the controlling principals of VCM, and share voting and investment power over the securities.

(18)         Includes 833,333 shares issuable pursuant to immediately exercisable warrants.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 160,000,000 shares of capital stock, consisting of 150,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which 2,750,000 shares have been designated Series A convertible preferred stock, 6,250,000 shares have been designated Series B convertible preferred stock, 100,000 shares have been designated Series B-1 convertible preferred stock and 325,000 shares have been designated Series C convertible preferred stock.

The following is a summary of the material terms of our capital stock.  You should refer to our Restated Certificate of Incorporation, as amended, and Restated Bylaws for more detailed information.

Common Stock

As of March 31, 2008, 50,023,796 shares of our common stock were outstanding.  Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  Subject to limitations under Delaware law and preferences that apply to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our board of directors out of legally available funds.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.  The common stock has no preemptive, conversion or other rights to subscribe for additional securities.  There are no redemption or sinking fund provisions applicable to our common stock.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.  All outstanding shares of our common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

Preferred Stock

As of March 31, 2008, no shares of Series A, Series B, Series B-1 or Series C convertible preferred stock were outstanding.

Transfer Agent and Registrar; Market

The transfer agent and registrar for our common stock is Computer Share.  Our common stock is quoted on the OTC Bulletin Board, under the symbol “CRDT”.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•      ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•      block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•      an exchange distribution in accordance with the rules of the applicable exchange;

•      privately negotiated transactions;

•      to cover short sales made after the date that this Registration Statement is declared effective by the Securities and Exchange Commission (the “Commission”);

•      broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•      a combination of any such methods of sale; and

•      any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers.  Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling stockholder that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission.  In addition, the Company has advised each selling stockholder that the Commission currently takes the position that coverage of short sales “against the box” prior to the effective date of the registration statement of which this prospectus is a part would be a violation of Section 5 of the Securities Act, as described in Item 65, Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporate Finance.

If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Morrison & Foerster LLP, San Diego, California.

EXPERTS

The financial statements for the years ended December 31, 2007 and 2006 appearing in our Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated by reference into this prospectus and the registration statement have been audited by KBA Group LLP, independent registered public accounting firm, to the extent and for the periods indicated in their report appearing therein, and are incorporated by reference in reliance upon such report and upon the authority of such firm as an expert in accounting and auditing.

ADDITIONAL INFORMATION

We file electronically with the Securities and Exchange Commission our annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.  We have also filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered hereby.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.  Some items are omitted in accordance with the rules and regulations of the SEC.  For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith.  Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of the contract, agreement or other document.  With respect to each of these contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

We make available on or through our website at www.crdentia.com, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish such reports to the SEC.  A copy of the registration statement, the exhibits and schedules thereto and any other document we file with the SEC may be inspected without charge, or copies may be obtained, at the SEC’s Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.  The SEC maintains a website that contains our registration statement and the other documents that we file electronically with the SEC.  The address of the SEC’s website is www.sec.gov.  In addition, we will provide to each person to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents.  Requests should be directed to: Investor Relations, Crdentia Corp., 5001 LBJ Freeway, Suite 850, Dallas, Texas 75244, telephone (972) 850-0780.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.  Except as set forth below, the SEC file number for the documents incorporated by reference in this prospectus is 000-31152.  We incorporate by reference the following information that has been filed with the SEC:

•      our Annual Report on Form 10-K for the year ended December 31, 2007; and

•      our Current Reports on Form 8-K filed with the SEC on January 18, 2008, February 27, 2008 and April 10, 2008.

7,533,333 Shares

Common Stock

PROSPECTUS

                                    , 2008

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 23.  Other Expenses of Issuance and Distribution.

The following is an estimate, subject to future contingencies, of the expenses to be incurred by us in connection with the issuance and distribution of the securities being registered.

Registration Fee	$50
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	15,000
Printing and Engraving Fees	10,000
Listing Fees	—
Transfer Agent’s Fees	1,500
Miscellaneous	—
Total	$51,550

Item 14.  Indemnification of Directors and Officers.

Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.  If the action or suit is by or in the name of the corporation, the corporation may indemnify such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

As permitted by Section 102 of the Delaware General Corporation Law, the Company has adopted provisions in its restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director.  The duty of care generally requires that, when acting on behalf of the Company, directors exercise an informed business judgment based on all material information reasonably available to them.  Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•      any breach of the director’s duty of loyalty to the Company or its stockholders;

•      any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•      any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•      any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

As permitted by Section 145 of the Delaware General Corporation Law, the Company’s amended and restated bylaws provide that:

•      the Company may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•      the Company may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•      the rights provided in its amended and restated bylaws are not exclusive.

We have entered into indemnification agreements with each of our directors and executive officers, as well as with certain employees and consultants.  These indemnification agreements provide that we hold harmless and indemnify each such director, officer, employee and consultant to the fullest extent authorized or permitted by law.  In addition, subject to certain conditions, these indemnification agreements provide for payment of expenses (including attorney’s fees) actually and reasonably incurred in connection with any threatened, pending or completed proceeding to which the indemnified director, officer or employee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that he or she is, was or at any time becomes a director, officer, employee or agent of us, or is or was serving or at any time serves at the request of us as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  In addition, we have purchased policies of directors’ and officers’ liability insurance, which insure our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Item 15.  Recent Sales of Unregistered Securities

•      In connection with the exercise of outstanding warrants to purchase shares of Series C Preferred Stock, on May 2, 2005 the Company issued 22,187 shares of Series C Preferred Stock at a cash price per share of $60.00 to MedCap Partners L.P.

•      On May 4, 2005, the Company acquired Prime Staff, LP and Mint Medical Staffing Odessa in exchange for, among other things, 16,504 shares of our common stock.

•      On May 31, 2005, the Company granted 370,000 shares of restricted stock to four of its officers.

•      The Company obtained a $500,000 loan on November 15, 2005 and a $1,500,000 loan on November 18, 2005 from MedCap Partners L.P.

•      On December 30, 2005, the Company issued 335,370 shares of common stock to MedCap Partners L.P., at a price per share of $0.60, in consideration for the cancellation of the principal and all accrued interest under secured promissory notes the Company issued on November 15, 2005 and November 18, 2005.

•      On January 6, 2006, the Company issued to investors $2,000,000 aggregate principal amount of 8% Convertible Subordinated Debentures, Short Term Warrants to purchase an aggregate of 333,333 shares of common stock and Long Term Warrants to purchase an aggregate total of 166,666 shares of common stock.

•      On January 24, 2006, the Company issued 125,000 shares of common stock to MedCap Partners LP for cash proceeds of $750,000.

•      On March 3, 2006, the Company issued 25,000 shares of common stock to MedCap Partners LP for cash proceeds of $200,000.

•      On March 13, 2006, the Company issued 25,000 shares of common stock to MedCap Partners LP and MedCap Master Fund L.P. for cash proceeds of $200,000.

•      On March 24, 2006, the Company issued 150,000 shares of restricted common stock to its former Chairman and Chief Executive Officer.

•      On April 3, 2006 the Company issued 58,333 shares of common stock to MedCap Partners LP for cash proceeds of $350,000

•      On April 4, 2006 the Company issued 10,257,131 shares of common stock to accredited investors, including MedCap Partners LP and James D. Durham, in exchange for all outstanding shares of the Company’s Series C convertible Preferred stock and warrants to purchase Series C Convertible Preferred Stock and Series B-1 Convertible Preferred Stock.

•      From January 25, 2007 to August 9, 2007, the Company completed 11 closings of a private placement pursuant to Securities Purchase Agreement and Registration Rights Agreement for 8,166,660 shares of common stock at $0.60 per share, with aggregate proceeds of $4,900,000.

•      On March 14, 2007, the Company issued 1,156,011 shares of common stock in exchange for an outstanding debenture.

•      On March 15, 2007, the Company issued 171,650 shares of common stock in exchange for an outstanding debenture.

•      On March 20, 2007, the Company issued 214,983 shares of common stock in exchange for an outstanding debenture.

•      On April 4, 2007, the Company issued 1,500,000 shares of common stock pursuant to the terms of a Settlement Agreement.

•      On April 9, 2007, the Company issued 312,500 shares of common stock pursuant to the terms of a Settlement Agreement.

•      On April 13, 2007, the Company issued 400,000 shares of common stock pursuant to the terms of a Settlement Agreement.

•      On June 25, 2007, the Company issued a 975,000 shares of common stock and a warrant to purchase up to 1,000,000 shares of common stock at an exercise price of $0.60 per share pursuant to the terms of a Services Agreement with AudioStocks, Inc.

•      On August 20, 2007, the Company issued 272,500 shares of common stock pursuant to the terms of a Services Agreement with AudioStocks, Inc.

•      On October 26, 2007, the Company entered into and completed an initial closing on a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors for the private placement of 15,666,667 shares of common stock at a price of $0.30 per share and warrants to purchase up to 7,833,333 shares of common stock, for aggregate proceeds of $4,700,000.  On November 13, 2007, the Company entered and completed a second closing of the Purchase Agreement with certain investors for the private placement of 3,500,000 shares of common stock at a price of $0.30 per share and warrants to purchase up to 1,750,000 shares of common stock for aggregate proceeds of $1,050,000. The warrants are immediately exercisable, have an exercise price of $0.35 per share and have a five year term.

•      On October 26, 2007, the Company issued a common stock warrant to FatBoy Capital, LP to purchase 1,000,000 shares of common stock of the Company with an exercise price of $.45 per share. The warrant was issued as consideration for investment advisory services provided to the Company by FatBoy. The warrant is immediately exercisable and has a five year term.

•      On October 26, 2007, the Company issued a common stock warrant to Latin Healthcare Investments, LLC to purchase 225,000 shares of common stock of the Company with an exercise price of $.45 per share. The warrant was issued as consideration for investment advisory services provided to the Company.

•      On October 26, 2007, the Company issued a common stock warrant to Intertec Healthcare Partners, LP to purchase 75,000 shares of common stock of the Company with an exercise price of $.45 per share. The warrant was issued as consideration for investment advisory services provided to the Company.

•      On October 29, 2007, the Company purchased all of the outstanding equity interests in ATS Universal, LLC , a healthcare staffing firm providing services in Florida, North Carolina and Georgia, in exchange for $3.3 million in cash and 2.1 million shares of the Company’s common stock valued at $700,000.

•      On November 14, 2007, the Company completed its acquisition of specified assets and liabilities of Medical People Healthcare Services, Inc., a healthcare staffing firm providing services in Alabama, for $750,000 cash and a promissory note in the amount of $500,000.

•      In December 2007, the Company issued 818,766 shares of common stock in exchange for an outstanding debenture.

•      On January 15, 2008, the Company issued a promissory note in the original principal amount of $1,000,000 to FatBoy Capital, LP, a Delaware limited partnership.

•      On February 22, 2008 the Company issued to ComVest Capital, LLC (i) a Revolving Credit Note in the amount of $5,200,000, (ii) a Term Note (Tranche A) of $2,500,000, (iii) a Term Note (Tranche B) of $2,500,000 and (iv) a Common Stock Purchase Warrant to purchase up to 8,000,000 shares of Common Stock with an exercise price of $0.001 per share.

The issuances of the securities were made pursuant to an exemption from registration provided by the Securities Act of 1933, as amended.

Item 16.  Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Description

2.9(9)

Agreement and Plan of Reorganization, dated as of March 28, 2005, by and among Crdentia Corp., CRDE Corp., Travmed Acquisition Corporation, Travmed USA, Inc. and the shareholders of Travmed USA, Inc. Certain schedules and exhibits referenced in the Agreement and Plan of Reorganization have been omitted in accordance with Item 601 of Regulation S-K. A copy of the omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

2.10(9)

Agreement and Plan of Reorganization, dated as of March 28, 2005, by and among Crdentia Corp., HIP Acquisition Corporation, HIP Holding, Inc. and the shareholders of HIP Holding, Inc. Certain schedules and exhibits referenced in the Agreement and Plan of Reorganization have been omitted in accordance with Item 601 of Regulation S-K. A copy of the omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

2.11(44)

Asset Purchase Agreement dated April 10, 2006 by and among Crdentia Corp., CRDE Corp., Staff Search Acquisition Corp., Staff Search, Ltd., SSL GP, LLC and J.W. Iden. Certain schedules and exhibits referenced in the Asset Purchase Agreement have been omitted in accordance with Item 601of Regulation S-K. A copy of the omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

2.12(44)

First Amendment to Asset Purchase Agreement dated April 18, 2006 by and among Crdentia Corp., CRDE Corp., Staff Search Acquisition Corp., Staff Search, Ltd., SSL GP, LLC and J.W. Iden. Certain schedules and exhibits referenced in the First Amendment to Asset Purchase Agreement have been omitted in accordance with Item 601 of Regulation S-K. A copy of the omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

2.13(47)

Agreement and Plan of Merger and Reorganization, dated September 20, 2006, by and among Crdentia Corp., iVOW Acquisition Corp. and iVOW, Inc. Certain schedules and exhibits referenced in the Agreement and Plan of Merger and Reorganization have been omitted in accordance with Item 601of Regulation S-K. A copy of the omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

2.14(49)	Amendment No. 1, effective as of December 29, 2006, to Agreement and Plan of Merger, by and among the Company, iVOW Acquisition Corp. and iVOW, Inc.

3.1(10)	Restated Certificate of Incorporation.

3.2(10)	Restated Bylaws.

3.3(3)	Certificate of Amendment to Restated Certificate of Incorporation.

3.4(11)	Certificate of Amendment to Restated Certificate of Incorporation.

3.5(11)	Certificate of Correction of Certificate of Amendment to Restated Certificate of Incorporation.

3.6(11)	Certificate of Correction of Certificate of Amendment to Restated Certificate of Incorporation.

3.7(12)	Certificate of Amendment to Restated Certificate of Incorporation.

4.1(41)	Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Crdentia Corp.

4.2(43)	Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Crdentia Corp.

4.3(26)	Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Crdentia Corp.

4.4(13)	Certificate of Designations, Preferences and Rights of Series B-1 Preferred Stock of Crdentia Corp.

4.5(14)	Certificate of Correction of Certificate of Designations, Preferences and Rights of Series B-1 Preferred Stock of Crdentia Corp.

4.6(15)	Certificate of Designations, Preferences and Rights of Series C Preferred Stock of Crdentia Corp.

4.7(14)	Certificate of Correction of Certificate of Designations, Preferences and Rights of Series C Preferred Stock of Crdentia Corp.

4.8(16)	Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series C Preferred Stock of Crdentia Corp.

4.9(14)	Certificate of Correction of Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Crdentia Corp.

4.10(13)	Registration Rights Agreement dated August 9, 2004 by and among Crdentia Corp. and the investors listed on Schedule A thereto.

4.11(15)	Amended and Restated Registration Rights Agreement dated August 31, 2004 by and among Crdentia Corp. and the investors listed on Schedule A thereto.

4.12(26)	Amended and Restated Registration Rights Agreement dated June 16, 2004 by and among Crdentia Corp. and MedCap Partners L.P.

4.13(15)	Form of Warrant to Purchase Shares of Series C Preferred Stock of Crdentia Corp. granted to the holders listed on Schedule A thereto.

4.14(15)	Form of Warrant to Purchase Shares of Series B-1 Preferred Stock of Crdentia Corp. granted to MedCap Partners L.P.

4.15(15)	Warrant Agreement dated August 31, 2004 by and among Crdentia Corp. and Bridge Opportunity Finance, LLC.

4.16(15)	Form of Warrant Certificate to Purchase Shares of Common Stock of Crdentia Corp. granted to Bridge Opportunity Finance, LLC.

4.17(3)	Specimen Stock Certificate

4.18(17)	Registration Rights Agreement dated September 22, 2003 by and among Crdentia Corp. and the investors listed on Schedule A attached thereto.

4.19(17)	Registration Rights Agreement dated December 2, 2003 by and among Crdentia Corp. and the investors listed on Schedule A attached thereto.

5.1**	Opinion of Morrison & Foerster LLP

10.3(10)	Common Stock Purchase Agreement dated May 15, 2002 by and among Lifen, Inc., the individual stockholders of Crdentia listed on Schedule A thereto and James D. Durham and Malahide Investments.

10.5(21)#	Employment Agreement dated August 14, 2002 by and between Crdentia Corp. and James D. Durham.

10.7(22)#	Restricted Stock Issuance Agreement dated October 22, 2002 by and between Crdentia Corp. and Robert J. Kenneth.

10.10(17)#	Notice of Stock Option Award and Stock Option Award Agreement dated December 16, 2003 by and between Crdentia Corp. and Thomas H. Herman.

10.11(17)#	Notice of Stock Option Award and Stock Option Award Agreement dated December 16, 2003 by and between Crdentia Corp. and C. Fred Toney.

10.14(19)#	Notice of Stock Option Award dated December 31, 2003 by and between Crdentia Corp. and James Durham.

10.15(19)#	Stock Option Plan and Award Agreement dated December 31, 2003 by and between Crdentia Corp. and James Durham.

10.16(19)#	Bonus and Other Agreement dated December 31, 2003 by and between Crdentia Corp. and James Durham.

10.17(40)#	Amendment to Employment Agreement, dated January 1, 2004, by and between Crdentia Corp. and James D. Durham.

10.20(24)#	Amendment to Notice of Stock Award and Stock Option Agreement dated April 8, 2004 by and between Crdentia Corp. and Thomas H. Herman.

10.21(24)#	Amendment to Notice of Stock Award and Stock Option Agreement dated April 8, 2004 by and between Crdentia Corp. and C. Fred Toney.

10.24(24)#	Crdentia Corp. 2004 Stock Incentive Plan.

10.25(24)#	Form of Notice of Stock Option Award and Stock Option Award Agreement (Employees) under the Crdentia Corp. 2004 Stock Incentive Plan.

10.26(8)#	Form of Notice of Stock Option Award and Stock Option Award Agreement (Directors) under the Crdentia Corp. 2004 Stock Incentive Plan.

10.27(24)#	Form of Notice of Stock Option Award and Stock Option Award Agreement (Senior Officers) under the Crdentia Corp. 2004 Stock Incentive Plan.

10.28(24)#	Form of Notice of Stock Bonus Award and Stock Bonus Award Agreement under the Crdentia Corp. 2004 Stock Incentive Plan.

10.29(32)#	Notice of Stock Option Award and Stock Option Award Agreement dated August 3, 2004 by and between Crdentia Corp. and James D. Durham.

10.35(29)#	Form of Indemnification Agreement.

10.49(40)#	Amendment to Restricted Stock Purchase Agreement, dated as of August 3, 2004, by and among Crdentia Corp. and Robert Kenneth.

10.50(33)

Second Amended and Restated Loan and Security Agreement - Revolving Loans, dated May 16, 2005 by and among Crdentia Corp., Baker Anderson Christie, Inc., Nurses Network, Inc., New Age Staffing, Inc., PSR Nurses, Ltd., PSR Nurse Recruiting, Inc., PSR Nurses

Holdings Corp., CRDE Corp., Arizona Home Health Care/Private Duty, Inc., Care Pros Staffing, Inc., HIP Holding, Inc., Health Industry Professionals, L.L.C., Travmed USA, Inc., Prime Staff, LP, Mint Medical Staffing Odessa, LP, GHS Acquisition Corporation and Bridge Healthcare Finance, LLC.

10.51(33)

Amended and Restated Loan and Security Agreement - Term Loan, dated May 16, 2005 by and among Crdentia Corp., Baker Anderson Christie, Inc., Nurses Network, Inc., New Age Staffing, Inc., PSR Nurses, Ltd., PSR Nurse Recruiting, Inc., PSR Nurses Holdings Corp., CRDE Corp., Arizona Home Health Care/Private Duty, Inc., Care Pros Staffing, Inc., HIP Holding, Inc., Health Industry Professionals, L.L.C., Travmed USA, Inc., Prime Staff, LP, Mint Medical Staffing Odessa, LP, GHS Acquisition Corporation and Bridge Opportunity Finance, LLC.

10.52(34)#	Executive Employment Agreement dated May 31, 2005 by and between Crdentia Corp. and James J. TerBeest.

10.53(34)#	Notice of Restricted Stock Bonus Award and Restricted Stock Bonus Agreement dated May 31, 2005 by and between Crdentia Corp. and James D. Durham.

10.55(34)#	Notice of Restricted Stock Bonus Award and Restricted Stock Bonus Agreement dated May 31, 2005 by and between Crdentia Corp. and James J. TerBeest.

10.57(35)#	Second Amendment to Employment Agreement dated November 8, 2005 among Crdentia Corp. and James D. Durham.

10.61(36)#	Amendment to Bonus and Other Agreement dated November 17, 2005 by and between Crdentia Corp. and James D. Durham.

10.62(37)	Securities Purchase Agreement by and between Crdentia and MedCap Partners L.P., dated as of December 30, 2005.

10.63(38)	Securities Purchase Agreement by and among Crdentia and the investors identified on the signature pages thereto, dated as of January 6, 2006.

10.64(38)	Form of Convertible Debenture by and among Crdentia and the investors identified on the signature pages thereto, dated as of January 6, 2006.

10.65(38)	Form of Long-Term Stock Purchase Warrant by and among Crdentia and the investors identified on the signature pages thereto, dated as of January 6, 2006.

10.66(38)	Form of Short-Term Stock Purchase Warrant by and among Crdentia and the investors identified on the signature pages thereto.

10.67(38)	Form of Registration Rights Agreement by and among Crdentia and the investors identified on the signature pages thereto, dated as of January 6, 2006.

10.71(33)

Equity Purchase Agreement, dated as of May 4, 2005, by and among Crdentia Corp., CRDE Corp., GHS Acquisition Corporation, Prime Staff, Inc., Prime Staff GP, LLC, Mint Medical, LLC, Mint Medical GP, LLC and the equity owners of Prime Staff, Inc., Prime Staff GP, LLC, Mint Medical, LLC and Mint Medical GP, LLC. Certain schedules and exhibits referenced in the Agreement and Plan of Reorganization have been omitted in accordance with Item 601 of Regulation S-K. A copy of the omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

10.72(45)	Promissory Note Issued by Crdentia Corp. to Staff Search Ltd.

10.73(44)#	Notice of Restricted Stock Bonus Award and Restricted Stock Bonus Award Agreement dated March 24, 2006 by and between Crdentia Corp. and James C. Durham.

10.74(44)#	Notice of Stock Option Award and Stock Option Award Agreement dated March 24, 2006 by and between Crdentia Corp. and James J. TerBeest.

10.75(46)#	Amendment to Executive Employment Agreement dated July 18, 2006 among Crdentia Corp. and James J. TerBeest.

10.76(47)	Interim Management Agreement, dated September 20, 2006, by and among Crdentia Corp., iVOW Acquisition Corp. and iVOW, Inc.

10.77(47)	Crdentia Merger Voting Agreement, dated September 20, 2006, by and among Crdentia Corp., MedCap Partners L.P. and MedCap Master Fund L.P.

10.78(47)	iVOW Merger Voting Agreement, dated September 20, 2006, by and among iVOW, Inc., MedCap Partners L.P. and MedCap Master Fund L.P.

10.79(48)	Securities Purchase Agreement, dated January 25, 2007, by and among Crdentia Corp. and the investors identified on the signature pages thereto.

10.80(48)	Registration Rights Agreement, dated January 25, 2007, by and among Crdentia Corp. and the investors identified on the signature pages thereto.

10.81(51)	Severance Agreement and Mutual Release of Claims dated March 6, 2007 by and between Crdentia Corp. and James D. Durham.

10.82#(52)	Letter Agreement dated March 8, 2007 by and between Crdentia Corp. and John Kaiser.

10.83#(53)	Executive Employment Agreement dated March 26, 2007, by and between the Company and John Kaiser.

10.84#(53)	Restricted Stock Bonus Award Agreement dated March 26, 2007, by and between the Company and John Kaiser.

10.85*(54)

SYSTRAN Financial Services Corporation Factoring Agreement, dated February 8, 2007, by and between SYSTRAN Financial Services Corporation and Arizona Home Health Care/Private Duty, Inc., Care Pros Staffing, Inc., Baker Anderson Christie, Inc., New Age Staffing, Inc., PSR Nurses, Ltd., and Nurses Network, Inc.

10.86*(54)

SYSTRAN Financial Services Corporation Factoring Agreement, dated February 8, 2007, by and between SYSTRAN Financial Services Corporation and Crdentia Corp., Health Industry Professionals, L.L.C., Mint Medical Staffing Odessa, LP, Prime Staff LP and Staff Search Acquisition Corp.

10.87(54)

Collateralized Guaranty Agreement dated February 8, 2007, by AHHC Acquisition Corporation, Arizona Home Health Care/Private Duty, Inc., Baker Anderson Christie, Inc., BAC Acquisition Corporation, Care Pros Staffing, Inc., CPS Acquisition Corp., CRDE Corp., GHS Acquisition Corporation, HIP Acquisition Corporation, HIP Holding Inc., iVOW Acquisition Corporation, NAS Acquisition Corporation, New Age Staffing, Inc., NNI Acquisition Corporation, Nurses Network, Inc., PSR Nurses, Ltd., and PSR Nurse Recruiting, Inc., and PSR Nurses Holdings Corp.

10.88(54)	Collateralized Guaranty Agreement dated February 8, 2007, by Crdentia Corp., Health Industry Professionals, L.L.C., Mint Medical Staffing Odessa, LP, Prime Staff LP, and Staff Search Acquisition Corp.

10.89(54)	Bills, Accounts, and Accounts Receivable Validity Guaranty dated February 8, 2007, by James D. Durham in favor of Systran Financial Services Corporation.

10.90(54)	Bills, Accounts, and Accounts Receivable Validity Guaranty dated February 8, 2007 by James J. TerBeest in favor of Systran Financial Services Corporation.

10.91(54)	Master Revolving Note dated January 19, 2007 between Crdentia Corp. and Comerica Bank.

10.92(55)	Settlement Agreement by and between Crdentia Corp. and iVOW, Inc., dated as of April 4, 2007.

10.93(55)	Registration Rights Agreement by and between Crdentia Corp. and iVOW, Inc., dated as of April 4, 2007.

10.94(56)	Settlement Agreement by and between Crdentia Corp. and Dawson James Securities, Inc. dated April 13, 2007.

10.95(54)	Registration Rights Agreement by and between Crdentia Corp. and Dawson James Securities, Inc., dated as of April 13, 2007.

10.96(54)	Compromise, Settlement and Release Agreement dated effective March 29, 2007 by and between Crdentia Corp. and William W. Crocker and William C. Crocker.

10.97(57)	Services Agreement by and between Crdentia Corp. and AudioStocks, Inc., dated as of June 25, 2007.

10.98(57)	Warrant to Purchase Common Stock of Crdentia Corp. as issued to AudioStocks, Inc., dated as of June 25, 2007.

10.99(58)	Asset Purchase Agreement by and between Crdentia Corp., Matthew J. Cahillane and C. Michael Emery, dated as of June 30, 2007.

10.100(59)	Settlement Agreement by and between Crdentia Corp., TravMed USA, Inc., Robert Litton and Steve Williams.

10.101(60)	Securities Purchase Agreement, dated October 26, 2007, by and among Crdentia Corp. and the investors identified on the signature pages thereto.

10.102(60)	Registration Rights Agreement, dated October 26, 2007, by and among Crdentia Corp. and the investors identified on the signature pages thereto.

10.103(60)	Form of Common Stock Purchase Warrant, dated October 26, 2007.

10.104(61)	Membership Interest Purchase Agreement by and among Crdentia Corp., CRDE Corp., ATS Universal, LLC, and the members of ATS Universal, LLC dated as of October 22, 2007.

10.105(61)

Asset Purchase Agreement by and among Crdentia Corp., CRDE Corp., MP Health Corp., Medical People Healthcare Services, Inc., and the shareholders of Medical People Healthcare Services, Inc., dated as of October 22, 2007.

10.106(65)

Joinder and First Amendment to Factoring Agreement, dated November 21, 2007, by and among Textron Financial Corporation, Crdentia Corp., ATS Universal, LLC, Health Industry Profesionals, L.L.C., Mint Medical Staffing Odessa, L.P., Prime Staff, LP, and Staff Search Acquisition Corp.

10.107(62)	Amendment to Registration Rights Agreement, by and between Crdentia Corp. and the investors indentified on the signature pages thereto, dated as of November 30, 2007.

10.108(62)	Waiver of Registration Rights, by and between Crdentia Corp. and the investors identified on the signature pages thereto, dated as of November 30, 2007.

10.109(63)	Promissory Note, dated January 14, 2008, issued by Crdentia Corp. to FatBoy Capital, LP.

10.110(64)	Revolving Credit and Term Loan Agreement dated February 22, 2008 by and between Crdentia Corp. and ComVest Capital, LLC.

10.111(64)	Revolving Credit Note dated February 22, 2008 by Crdentia Corp. in favor of ComVest Capital, LLC.

10.112(64)	Term Note (Tranche A) dated February 22, 2008 by Crdentia Corp. in favor of ComVest Capital, LLC

10.113(64)	Term Note (Tranche B) dated February 22, 2008 by Crdentia Corp. in favor of ComVest Capital, LLC.

10.114(64)	Common Stock Purchase Warrant of Crdentia Corp. issued to ComVest Capital, LLC as of February 22, 2008.

10.115(64)	Registration Rights Agreement dated February 22, 2008 by and between Crdentia Corp. and ComVest Capital, LLC.

10.116#(65)	Crdentia Corp. Amended and Restated 2004 Stock Incentive Plan.

10.117(60)	Form of Common Stock Purchase Warrant issued to Fatboy Capital, LP as of October 26, 2007

14.1(65)	Code of Business Conduct and Ethics

23.1	Consent of KBA Group LLP.

23.2**	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

24.1**	Power of Attorney

#              Indicates management contract or compensatory plan.

*              Confidential treatment has been granted for certain provisions of this exhibit.  Omitted material for which confidential treatment has been granted has been filed separately with the Securities and Exchange Commission.

**           Previously filed.

(3)           Previously filed on Form 10-QSB with the Securities and Exchange Commission on August 12, 2003 and incorporated herein by reference.

(8)           Previously filed on Form 10-KSB with the Securities and Exchange Commission on March 31, 2005 and incorporated herein by reference.

(9)           Previously filed on Form 8-K with the Securities and Exchange Commission on April 1, 2005 and incorporated herein by reference.

(10)         Previously filed on Form 8-K with the Securities and Exchange Commission on August 22, 2002 and incorporated herein by reference.

(11)         Previously filed on Form 8-K/A with the Securities and Exchange Commission on June 28, 2004 and incorporated herein by reference.

(12)         Previously filed on Form 8-K with the Securities and Exchange Commission on January 7, 2005 and incorporated herein by reference.

(13)         Previously filed on Form 8-K with the Securities and Exchange Commission on August 24, 2004 and incorporated herein by reference.

(14)         Previously filed on Form 8-K/A with the Securities and Exchange Commission on October 18, 2004 and incorporated herein by reference.

(15)         Previously filed on Form 8-K with the Securities and Exchange Commission on September 7, 2004 and incorporated herein by reference.

(16)         Previously filed on Form 8-K with the Securities and Exchange Commission on March 21, 2005 and incorporated herein by reference.

(17)         Previously filed on Form 10-KSB with the Securities and Exchange Commission on March 30, 2004 and incorporated herein by reference.

(19)         Previously filed on Form 8-K with the Securities and Exchange Commission on January 12, 2004 and incorporated herein by reference.

(20)         Previously filed on Form 10-QSB with the Securities and Exchange Commission on November 14, 2003 and incorporated herein by reference.

(21)         Previously filed on Form 10-KSB with the Securities and Exchange Commission on November 27, 2002 and incorporated herein by reference.

(22)         Previously filed on Form 10-KSB with the Securities and Exchange Commission on March 11, 2003 and incorporated herein by reference.

(23)         Previously filed on Form 10-QSB with the Securities and Exchange Commission on May 17, 2004 and incorporated herein by reference.

(24)         Previously filed on Registration Statement on Form S-8 with the Securities and Exchange Commission on May 27, 2005 and incorporated herein by reference.

(25)         Previously filed on Form 8-K with the Securities and Exchange Commission on May 20, 2004 and incorporated herein by reference.

(26)         Previously filed on Form 8-K with the Securities and Exchange Commission on June 22, 2004 and incorporated herein by reference.

(29)         Previously filed on Form 10-QSB/A with the Securities and Exchange Commission on September 9, 2004 and incorporated herein by reference.

(30)         Previously filed on Form 8-K with the Securities and Exchange Commission on December 3, 2004 and incorporated herein by reference.

(32)         Previously filed on Form 10-QSB with the Securities and Exchange Commission on November 15, 2004 and incorporated herein by reference.

(33)         Previously filed on Form 10-QSB with the Securities and Exchange Commission on August 15, 2005 and incorporated herein by reference.

(34)         Previously filed on Form 8-K with the Securities and Exchange Commission on June 6, 2005 and incorporated herein by reference.

(35)         Previously filed on Form 8-K with the Securities and Exchange Commission on November 14, 2005 and incorporated herein by reference.

(36)         Previously filed on Form 8-K with the Securities and Exchange Commission on November 21, 2005 and incorporated herein by reference.

(37)         Previously filed on Form 8-K with the Securities and Exchange Commission on January 6, 2006 and incorporated herein by reference.

(38)         Previously filed on Form 8-K with the Securities and Exchange Commission on January 10, 2006 and incorporated herein by reference.

(39)         Previously filed on Form 8-K with the Securities and Exchange Commission on January 12, 2006 and incorporated herein by reference.

(40)         Previously filed on Registration Statement on Form S-2 with the Securities and Exchange Commission on June 1, 2005 and incorporated herein by reference.

(41)         Previously filed on Form 8-K with the Securities and Exchange Commission on December 30, 2003 and incorporated herein by reference.

(42)         Previously filed on Registration Statement on Form SB-2 with the Securities and Exchange Commission on February 6, 2006 and incorporated herein by reference.

(43)         Previously filed on Form 8-K with the Securities and Exchange Commission on February 20, 2004 and incorporated herein by reference.

(44)         Previously filed with a Quarterly Report on Form 10-QSB dated May 15, 2006 and incorporated herein by reference.

(45)         Previously filed with a Current Report on Form 8-K dated April 18, 2006 and incorporated herein by reference.

(46)         Previously filed with a Current Report on Form 8-K dated July 18, 2006 and incorporated herein by reference.

(47)         Previously filed with a Current Report on Form 8-K dated September 20, 2006 and incorporated herein by reference.

(48)         Previously filed with a Current Report on Form 8-K dated January 29, 2007 and incorporated herein by reference.

(49)         Previously filed with a Current Report on Form 8-K dated January 4, 2007 and incorporated herein by reference.

(51)         Previously filed with a Current Report on Form 8-K dated February 28, 2007 and incorporated herein by reference.

(52)         Previously filed with a Current Report on Form 8-K dated March 8, 2007 and incorporated herein by reference.

(53)         Previously filed with a Current Report on Form 8-K dated March 26, 2007 and incorporated herein by reference.

(54)         Previously filed with a Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 and incorporated herein by reference.

(55)         Previously filed with a Current Report on Form 8-K dated April 4, 2007 and incorporated herein by reference.

(56)         Previously filed with a Current Report on Form 8-K dated April 12, 2007 and incorporated herein by reference.

(57)         Previously filed with a Current Report on Form 8-K dated June 25, 2007 and incorporated herein by reference.

(58)         Previously filed with a Current Report on Form 8-K dated June 30, 2007 and incorporated herein by reference.

(59)         Previously filed with a Current Report on Form 8-K dated September 14, 2007 and incorporated herein by reference.

(60)         Previously filed with a Current Report on Form 8-K dated October 26, 2007 (filed on October 29, 2007 with the SEC) and incorporated herein by reference.

(61)         Previously filed with a Current Report on Form 8-K dated October 26, 2007 (filed on November 1, 2007 with the SEC) and incorporated herein by reference.

(62)         Previously filed with a Current Report on Form 8-K dated December 5, 2007 and incorporated herein by reference.

(63)         Previously filed with a Current Report on Form 8-K dated January 15, 2008 and incorporated herein by reference.

(64)         Previously filed with a Current Report on Form 8-K dated February 22, 2008 and incorporated herein by reference.

(65)         Previously filed with Annual Report on Form 10-K for the year ended December 31, 2007.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B)           To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

(2)           That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 udner the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on April 16, 2008.

CRDENTIA CORP.

By:	/s/ John B. Kaiser
John B. Kaiser
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John B. Kaiser	Director and Chief Executive Officer	April 16, 2008
John B. Kaiser	(Principal Executive Officer)

/s/ James J. TerBeest	Chief Financial Officer	April 16, 2008
James J. TerBeest	(Principal Financial and Accounting Officer)

*	Director	April 16, 2008
Thomas F. Herman

*	Director	April 16, 2008
Robert J. Kenneth

*	Chairman (Director)	April 16, 2008
C. Fred Toney

*	Director	April 16, 2008
William J. Nydam

Director	April , 2008
Raymond J. Dunn

Director	April , 2008
David A. Jenkins

*By:	/s/	John B. Kaiser
John B. Kaiser
Attorney-in-Fact